Exhibit 99.3

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Submits Response to FDA for LuViva® Advanced Cervical Scan PMA

Remains on track to receive LuViva CE mark in second quarter

NORCROSS, GA (May 9, 2012) – Guided Therapeutics, Inc., (OTCBB: GTHP) (OTCQB: GTHP), today announced that it has submitted its formal response to the U.S. Food and Drug Administration (FDA) not-approvable letter for the LuViva® Advanced Cervical Scan, which the Company received in January. The Company’s response provided additional information as requested by the agency and also included a request for a meeting with FDA to determine a path forward for approval.

The Company also recently provided additional safety testing information in support of the application for the CE mark as requested by its reviewer and believes it remains on track to receive approval to market LuViva® in the 27 countries that comprise the European Union in the second quarter, as previously anticipated.

“We believe that by working with FDA, we can achieve approval in the U.S. for LuViva and provide women with access to new technological advancements to detect cervical disease at an earlier stage, when it can be better treated,” said Mark L. Faupel, Ph.D., President and CEO of Guided Therapeutics, Inc. “We also believe that LuViva remains on track to receive the CE mark in the second quarter. There were no questions regarding our clinical data. We continue to build up our international distribution network and introduce LuViva to the medical community at various medical conferences in anticipation of a product launch in the second half of 2012.”

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which eliminates costly, painful and unnecessary testing. LuViva is designed for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent quarterly reports.

# # #

Contacts:

Investors: Alison Ziegler, Cameron Associates, 212-554-5469

Bill Wells, Guided therapeutics, 770-242-8723 Ext. 241